Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808, 333-151745, 333-160084, 333-160087, 333-160088, 333-176609, 333-183066, 333-183067, 333-189926, 333-195851, 333-209074, 333-212889, 333-228271, 333-233097, and 333-233100) on Form S-8 and (Nos. 333-163221, 333-189534, 333-195852, 333-203807, 333-206513, 333-208135, 333-208890, 333-209749, 333-209941, 333-215640, 333-221465, 333-222670, 333-228273, 333-234333 and 333-240006) on Form S-3 of Agenus Inc. of our reports dated March 16, 2021, with respect to the consolidated balance sheets of Agenus Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for leases as of January 1, 2019, due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), as amended.

Our report on the consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2021